Ford

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

HIGHEST SALES YET FOR FORD MOTOR COMPANY'S NEW MID-SIZE SEDANS; FORD'S F-SERIES SETS THE PACE FOR FULL-SIZE TRUCKS

•  Ford Motor Company's March U.S. sales totaled 291,146.
•  Highest sales yet for new mid-size sedans - Ford Fusion, Mercury Milan and Lincoln Zephyr. Combined sales in
 March were 17,157, up 28 percent from February.
•  Ford's F-Series posts third consecutive sales increase. March sales were 84,168, up 5 percent from year ago.
•  All-new Explorer Sport Trac debuts with higher-than-expected sales.
•  Lincoln, bolstered by new Zephyr and Mark LT, achieves higher sales in March and first quarter.
•  Land Rover dealers report record sales for the sixth consecutive month.

DEARBORN, Mich., April 3 - U.S. customers purchased or leased 291,146 cars and trucks from Ford, Mercury, Lincoln, Jaguar, Land Rover, and Volvo dealers in March, down 5 percent from a year ago. In the first quarter, the company's sales totaled 740,838, down 3 percent.

Sales for the company's new mid-size sedans - Ford Fusion, Mercury Milan and Lincoln Zephyr - continued to grow as each of the cars posted their highest monthly sales to date. Combined sales totaled 17,157 in March, up 28 percent from February.

"The Fusion, Milan and Zephyr are helping us to carve out a larger share of the market among mid-size car buyers," said Al Giombetti, vice president Ford and Lincoln Mercury marketing and

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sales. "These cars are helping our dealers to retain our owners and capture new ones in one of the largest segments in the industry."

Ford's F-Series truck also has gained market share in another important segment, the full-size pickup market. In March, F-Series sales totaled 84,168, up 5 percent compared with a year ago and the highest March sales since 2000. It was the third month in a row of higher sales for America's best-selling vehicle. Through March, F-Series sales totaled 199,801, up 6 percent. Another full-size pickup, Lincoln's Mark LT posted its second highest sales month (1,543) in March. Through February, the company gained three full points of share in the full-size pickup segment.

In March, the all-new Ford Explorer Sport Trac arrived in dealer showrooms and sales totaled almost 1,500. When the original Sport Trac was introduced in early 2000, it was the industry's first sport utility truck (SUT). The new Sport Trac offers consumers truck capability, including a 4.6-liter V-8 engine, with the comfort and convenience of a 4-door Explorer.

Overall, sales for the 4-door Explorer and Mercury Mountaineer were lower than a year ago reflecting lower fleet deliveries. Retail sales for these new models were equal to a year ago.

Lincoln, bolstered by the all-new Zephyr sedan and Lincoln Mark LT full-size pickup, posted a sales increase in March and higher sales for the first quarter.

Land Rover dealers reported record sales for March and the first quarter. Sales totaled 4,153 for the month (up 39 percent) and 11,299 for the quarter (up 34 percent). March was the sixth consecutive month of record sales for Land Rover.

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